40|86 Advisors, Inc. Code of Ethics dated February 1, 2005

40|86 Advisors, Inc.

Code of Ethics

Table of Contents

1 - Statement of General Policy
2 - Definitions
3 - Standards of Business Conduct
4 - Prohibition Against Insider Trading
5 - Personal Securities Transactions
6 - Gifts and Entertainment
7 - Protecting the Confidentiality of Client Information
8 - Service as a Director
9 - Compliance Procedures
10 - Certification
11 - Records
12 - Reporting Violations and Sanctions

Section One:
Statement of General Policy

This Code of Ethics (“Code”) has been adopted by 40|86 Advisors, Inc. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of 40|86 Advisors, Inc. The Code is based upon the principle that 40|86 Advisors, Inc. and its employees owe a fiduciary duty to 40|86 Advisors, Inc.'s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code codifies our belief in the importance of striving to act with the highest possible ethical standards.  The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.  The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, as well as good common sense, both 40|86 Advisors, Inc. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that the 40|86 Advisors, Inc. has an affirmative duty of utmost good faith to act solely in the best interest of its clients

40|86 Advisors, Inc. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

• The duty to have a reasonable, independent basis for the investment advice provided;

• The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

• The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

• A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, 40|86 Advisors, Inc. expects every employee to demonstrate the highest standards of ethical conduct. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with 40|86 Advisors, Inc.  Fair and honest dealing is a valuable and even essential business asset and could be seriously damaged as the result of even a single poorly considered action or transaction in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of his or her supervisor and /or the Chief Compliance Officer (“CCO”), for any questions about the Code or the application of the Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with 40|86 Advisors, Inc.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for employees of 40|86 Advisors, Inc. in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with his or her supervisor and/or the CCO.  With notice to the President, the CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense or the interests of employees.

The CCO will periodically report to senior management of 40|86 Advisors, Inc. to document compliance with this Code.

While the CCO is primarily responsible for the procedures pursuant to this Code of Ethics, the President or Vice President, Head of Legal and Compliance may make decisions or take actions, as necessary. All decisions or actions taken under this Code of Ethics may be verbal or written, unless otherwise noted.

Section Two:
Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

•	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawls) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Client” means any corporation, insurance company, individual, pension plan, endowment, institution, investment company, separate account, trust, business trust, or subsidiary of Conseco, Inc. or its subsidiaries, who, for a fee, has selected the Adviser to act on its behalf in the offering of portfolio management, investment consulting, or other advisory services.

•	“Investment Company” means a company registered as such under the Investment Company Act and for which the Adviser is the investment adviser or sub-adviser

•	“Portfolio Manager” means the person (or one of the persons) primarily responsible for the day-to-day management of 40|86 Advisors, Inc. client accounts.

•	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless 40|86 Advisors, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless 40|86 Advisors, Inc. or a control affiliate. acts as the investment adviser or principal underwriter for the fund. See Appendix A for listing of open-end registered mutual funds that 40|86 Advisors, Inc. or a control affiliate acts as the investment adviser or sub-adviser.

•	“Supervised person” means directors, officers and partners of 40|86 Advisors, Inc. (or other persons occupying a similar status or performing similar functions); employees of 40|86 Advisors, Inc., including temporary employees, consultants, independent contractors; and any other person who provides advice on behalf of 40|86 Advisors, Inc. and is subject to 40|86 Advisors, Inc.'s supervision and control.

Section Three:
Standards of Business Conduct

40|86 Advisors, Inc. places the highest priority on integrity and professionalism, the fact and reputation for which is a vital business asset.  The confidence and trust placed in our firm and its employees by our clients is something we value and must protect.  The following Standards of Business Conduct sets forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions of all 40|86 Advisors, Inc.'s supervised persons as defined herein.  These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest or in accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for 40|86 Advisors, Inc. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Section Four:
Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and 40|86 Advisors, Inc. to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry.  Finally, supervised persons and 40|86 Advisors, Inc. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of 40|86 Advisors, Inc. and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by 40|86 Advisors, Inc.), while in the possession of material, nonpublic information, nor may any personnel of 40|86 Advisors, Inc. communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the Legal & Compliance Department.
Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.
You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to 40|86 Advisors, Inc.'s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.
3. Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts managed by 40|86 Advisors, Inc. (“Client Accounts”), you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

• Report the information and proposed trade immediately to the CCO.

• Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

• Do not communicate the information inside or outside the firm, other than to the CCO.

• After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action.  This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts.  The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of 40|86 Advisors, Inc. or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, 40|86 Advisors, Inc. must make a judgment as to its further conduct.  To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Supervised persons of 40|86 Advisors, Inc. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted List

Although 40|86 Advisors, Inc. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Legal & Compliance Department maintains a “restricted list.”  Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.  Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.  The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.
Further information regarding Non-Public Information, Insider Trading and Confidentiality Agreements may be found in Section XIII.B. of the 40|86 Policies and Procedures Manual.

Section Five:
Personal Securities Transactions

General Policy

40|86 Advisors, Inc. has adopted the following principles governing personal investment activities by 40|86 Advisors, Inc.'s supervised persons:

•	The interests of client accounts will at all times be placed first

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods for All Access Persons, except Portfolio Managers

No supervised person shall purchase or sell, directly or indirectly, any security on a day during which any client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

All Access Persons may buy or sell other securities of the same issuer whose securities has a pending "buy" or "sell" order by the Adviser on behalf of a Client. However, all equity securities of an issuer shall be considered the same security and all debt securities of an issuers shall be considered the same security.

Blackout Periods for Portfolio Managers

No portfolio manager shall purchase or sell, directly or indirectly, any security within seven (7) calendar days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction.    If a securities transaction is executed by a client within seven (7) calendar days after an access person executed a transaction in the same security, the CCO will review the supervised person’s and the client’s transactions to determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code.

Trading in Conseco or Client Securities

Each Access Person should not, under any circumstances, trade options for, or sell “short” any securities of Conseco. No Access Person shall buy or sell the equity securities issued by any Client that is not affiliated with Conseco, Inc. or the derivatives or such equity securities without first obtaining prior clearance from an appropriate representative of the Client.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

• any direct or indirect beneficial ownership of any securities of such issuer;

• any contemplated transaction by such person in such securities;

• any position with such issuer or its affiliates; and

• any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Section Six:
Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest.  40|86 Advisors, Inc. has adopted the policies set forth below to guide supervised persons in this area.

General Policy

40|86 Advisors, Inc.'s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving 40|86 Advisors, Inc., or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of 40|86 Advisors, Inc., including gifts and gratuities with value in excess of $300 per year, must obtain consent from the Chief Compliance Officer.

•	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with 40|86 Advisors, Inc.

•	This gift reporting requirement is for the purpose of helping 40|86 Advisors, Inc. monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Section Seven:
Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of 40|86 Advisors, Inc., the firm gains access to non-public information about its clients.  Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by 40|86 Advisors, Inc. to clients, and data or analyses derived from such non-public personal information (collectively referred to as "Confidential Client Information").  All Confidential Client Information, whether relating to 40|86 Advisors, Inc.'s current or former clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding 40|86 Advisors, Inc.'s clients is confidential.   Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction.  40|86 Advisors, Inc. does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. 40|86 Advisors, Inc. will require that any financial intermediary, agent or other service provider utilized by 40|86 Advisors, Inc. (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by 40|86 Advisors, Inc. only for the performance of the specific service requested by 40|86 Advisors, Inc.;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over 40|86 Advisors, Inc., or as otherwise required by any applicable law. In the event 40|86 Advisors, Inc. is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, 40|86 Advisors, Inc. shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with 40|86 Advisors, Inc., from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the 40|86 Advisors, Inc.'s services to the client.
Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with 40|86 Advisors, Inc., must return all such documents to 40|86 Advisors, Inc.

All communications regarding the Conseco Companies and 40|86 Advisors, Inc. are to be made through authorized individuals only. If a supervised person receives any inquiries regarding Conseco, Inc., he or she should decline comment and refer the inquirer directly to the Conseco Companies’ Investor Relations Department at 317/817-6777. If a supervised person receives any inquiries regarding 40|86 Advisors, Inc., he should refer the inquirer directly to the 40|86 Marketing Department at 317/817-4086.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

40|86 Advisors, Inc. enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide 40|86 Advisors, Inc.'s services to clients;

•	Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in confidence and provide, only as necessary, to other employees who need to have access to such information to deliver services to the client.;

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, 40|86 Advisors, Inc. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients.  "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.  Pursuant to Regulation S-P, 40|86 Advisors, Inc. has adopted policies and procedures to safeguard the information of natural person clients.

Further information regarding 40|86 Advisors, Inc.’s Privacy Policy may be found in Section XVII of the 40|86 Policies & Procedures Manual.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing 40|86 Advisors, Inc.'s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.  Any exceptions to this policy requires the written approval of the CCO.

Section Eight:
Service as a Director

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO and the President based upon a determination that such board service would be consistent with the interest of 40|86 Advisors, Inc.'s clients.  Where board service is approved 40|86 Advisors, Inc. shall implement a “Chinese Wall” or other appropriate procedures to isolate such person from making decisions relating to the company’s securities.

Section Nine:
Compliance Procedures

Pre-clearance

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved through the CTI/iTrade personal trading system; (ii) the approved transaction is completed by the close of business on the same trading day approval is received; and (iii) the Legal & Compliance Department has not rescinded such approval prior to execution of the transaction.   Post-approval is not permitted.

Clearance must be obtained by entering the proposed trade into the CTI/iTrade personal trading system. For supervised person who are not portfolio managers, pre-clearance approval (or denial) will be determined by the CTI/iTrade personal trading system.

All portfolio managers must receive additional approval prior to executing a personal transaction. A member of the Legal & Compliance Department will provide final prior clearance to portfolio managers in a timely manner.

The CCO monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.
The following securities do not require pre-clearance: shares of registered open-end investment companies; securities issued by the United States Government, bankers acceptances, bank certificates of deposit; commercial paper, and any other money market instrument.

Although these securities do not require pre-clearance, the securities must still be reported as further defined in the next section.

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the Legal & Compliance Department, which must contain the information described below. It is the policy of 40|86 Advisors, Inc. that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Legal & Compliance Department.

1. Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

•	The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2. Annual Holdings Report

Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above.  The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.

4. Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, covered securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an Automatic Investment Plan;

•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that 40|86 Advisors, Inc. holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if 40|86 Advisors, Inc. has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported

5. Monitoring and Review of Personal Securities Transactions

The CCO or a designee will monitor and review all reports required under the Code for compliance with 40|86 Advisors, Inc.'s policies regarding personal securities transactions and applicable SEC rules and regulations.  The CCO may also initiate inquiries of supervised persons regarding personal securities trading.  Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed 40|86 Advisors, Inc.  Any transactions for any accounts of the CCO will be reviewed and approved by the President or other designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Section Ten:
Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Section Eleven:
Records

The Legal & Compliance Department shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of 40|86 Advisors, Inc.'s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of 40|86 Advisors, Inc.;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

•	A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Confidentiality of Reports

All reports of securities transactions and any other information filed with the Legal & Compliance Department pursuant to this Code of Ethics shall be treated as confidential, but are subject to review by representatives of the Securities and Exchange Commission or of any client investment company.

Section Twelve:
Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code.

The CCO shall promptly report to the President all apparent material violations of the Code.  When the CCO finds that a violation otherwise reportable could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter.

The President shall consider reports made hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, written letter of censure, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Appendix A

40|86 Series Trust